Exhibit 99.1
NEWS RELEASE — for immediate release
Alexza Reports 2010 First Quarter Financial Results
and Provides Business Update
Conference Call Scheduled Today at 5:00 p.m. Eastern Time
Mountain View, California — May 10, 2010 — Alexza Pharmaceuticals, Inc. (Nasdaq: ALXA) today reported financial results for the first quarter ended March 31, 2010 and provided a business update. The net loss for the quarters ended March 31, 2010 and 2009, as reported in accordance with accounting principles generally accepted in the United States (GAAP), was $13.4 million and $6.9 million, respectively. Alexza had consolidated cash, cash equivalents and marketable securities at March 31, 2010 of $41.0 million.
Alexza Business Updates
The following key events occurred since the beginning of the first quarter of 2010:
•	Alexza established its first collaboration for AZ-004 (Staccato loxapine) with Biovail Laboratories International SRL, a subsidiary of Biovail Corporation, for the US and Canada.

•	Alexza received notification from the FDA that its AZ-004 NDA was accepted for filing and the PDUFA goal date is October 11, 2010.

•	In May, Alexza executed a $15.0 million working capital loan agreement with Hercules Technology Growth Capital.

•	Alexza presented AZ-004 clinical and scientific data at four meetings; the annual meetings of the European Psychiatric Association, the International Society of Psychiatric-Mental Health Nurses, the College of Psychiatric and Neurologic Pharmacists, and the 2010 Respiratory Drug Delivery Scientific Program; and published data in two peer-reviewed journals: The Journal of Clinical Pharmacology and Clinical Therapeutics.
“In the first quarter of 2010, we continued on the path toward AZ-004 commercialization. In February, we announced our Biovail collaboration for AZ-004 in the U.S. and Canada, and also received notice of our AZ-004 PDUFA date from the FDA,” said Thomas B. King, President and CEO of Alexza. “A majority of our focus and effort through the end of 2010 will be on executing a successful NDA review, finalizing the commercial manufacturing scale-up for AZ-004, supporting our Biovail collaboration and working on international commercial strategies for AZ-004.”

Alexza First Quarter 2010 Financial Results
Alexza recorded no revenues in the three months ended March 31, 2010, and $9.5 million of revenues during the three months ended March 31, 2009. In January 2009, Alexza and Endo mutually agreed to terminate their development agreement for AZ-003 (Staccato fentanyl), at which time Alexza had fulfilled its obligations under the development agreement and recognized the remaining $9.5 million of deferred revenues into revenues.
GAAP operating expenses were $12.6 million and $16.4 million in the quarters ended March 31, 2010 and 2009, respectively. Research and development expenses in the first quarter of 2010 were $7.6 million, compared to $11.0 million for the same period in 2009. The decrease in expenses for the quarter was primarily due to decreased development expenses for AZ-004. General and administrative expenses for the first quarter of 2010 were $5.1 million, compared to $3.9 million for the same period in 2009. The increase in expenses is primarily related to a one-time, non-cash charge of $1.1 million related to Alexza entering into a sublease agreement for a portion of one of its Mountain View facilities.
During the first quarter of 2010, Alexza received an upfront payment of $40 million from Biovail. In connection with the acquisition of Symphony Allegro, Inc. in August 2009, Alexza is obligated to pay the former Symphony Allegro shareholders certain percentages of cash payments that may be generated from collaboration transactions for AZ-002, AZ-004 or AZ-104. Under these terms, Alexza paid $7.5 million of the $40 million upfront payment from Biovail to the former Symphony Allegro shareholders. In addition to the payment to the Symphony Allegro shareholders, Alexza recorded a non-cash charge of $722,000 in the first quarter of 2010, as a result of an increase in the present value of the estimated possible future payments under this transaction. Changes in the calculated fair value of this contingent liability are recognized in earnings in the period of the change.
Alexza anticipates that with current cash, cash equivalents and marketable securities along with interest earned thereon, borrowings under the Hercules loan agreement, the proceeds from option exercises and purchases of common stock pursuant to its Employee Stock Purchase Plan, it will be able to maintain its currently planned operations through the second quarter of 2011, which time period will extend into 2012 if Alexza achieves the eligible milestones under the Biovail collaboration during the next 12 months. Changing circumstances may cause Alexza to consume capital significantly faster or slower than currently anticipated.
Conference Call Information
The Company will host an investor conference call and live webcast today, Monday, May 10 at 5:00 p.m. Eastern Time / 2:00 p.m. Pacific Time. The conference call, live webcast and archived replay are open to all interested parties.

To access the conference call via the Internet, go to www.alexza.com, under the “Investor Relations” link. Please join the call at least 15 minutes prior to the start of the call to ensure time for any software downloads that may be required. Interested parties may also pre-register to avoid pre-call delays at https://www.theconferencingservice.com/prereg/key.process?key=PGFU4EFEQ. A replay of the call will be available for two weeks following the event.
To access the live conference call via phone, dial 888-680-0894. International callers may access the live call by dialing 617-213-4860. The reference number to enter the call is 21092987.
The replay of the conference call may be accessed via the Internet, at www.alexza.com, or via phone at 888-286-8010 for domestic callers or 617-801-6888 for international callers. The reference number for the replay of the call is 17989632.
About Alexza Pharmaceuticals, Inc.
Alexza Pharmaceuticals is a pharmaceutical company focused on the research, development and commercialization of novel, proprietary products for the acute treatment of central nervous system conditions. Alexza’s technology, the Staccato® system, vaporizes unformulated drug to form a condensation aerosol that, when inhaled, allows for rapid systemic drug delivery through deep lung inhalation. The drug is quickly absorbed through the lungs into the bloodstream, providing speed of therapeutic onset that is comparable to intravenous administration, but with greater ease, patient comfort and convenience.
AZ-004 (Staccato loxapine) is Alexza’s lead program, which is being developed for the rapid treatment of agitation in schizophrenic or bipolar disorder patients. Alexza has completed and announced positive results from both of its AZ-004 Phase 3 clinical trials, submitted a New Drug Application submission in December 2009, and has a Prescription Drug User Fee Act (PDUFA) goal date of October 11, 2010. In February 2010, Alexza established a partnership with Biovail Laboratories International SRL, a subsidiary of Biovail Corporation, to develop and commercialize AZ-004 in the U.S. and Canada.
Alexza has completed an end-of-Phase 2 meeting with the FDA for AZ-001 (Staccato prochlorperazine) and has completed two Phase 2 studies with AZ-104 (Staccato loxapine, low-dose). Both product candidates are being developed for the acute treatment of migraine headache.
AZ-002 (Staccato alprazolam) has completed Phase 1 testing and one Phase 2a proof-of-concept clinical trial. Product candidates that have completed Phase 1 testing are AZ-003 (Staccato fentanyl) for the treatment of breakthrough pain, and AZ-007 (Staccato zaleplon) for the treatment of insomnia. More information, including this and past press releases from Alexza, is available online at www.alexza.com.

Safe Harbor Statement
Alexza’s policy is to only provide guidance on product candidates and corporate goals for the future one to two fiscal quarters, and to provide, update or reconfirm its guidance only by issuing a press release or filing updated guidance with the SEC in a publicly accessible document. Clinical and corporate milestones guidance is as of May 10, 2010 and financial guidance relating to the Company’s current cash, cash equivalents and investments is as of March 31, 2010.
This news release and the anticipated conference call contain forward-looking statements that involve significant risks and uncertainties. Any statement describing the Company’s expectations or beliefs is a forward-looking statement, as defined in the Private Securities Litigation Reform Act of 1995, and should be considered an at-risk statement. Such statements are subject to certain risks and uncertainties, particularly those inherent in the process of developing and commercializing drugs. The Company’s forward-looking statements also involve assumptions that, if they prove incorrect, would cause its results to differ materially from those expressed or implied by such forward-looking statements. These and other risks concerning Alexza’s business are described in additional detail in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, and the Company’s other Periodic and Current Reports filed with the Securities and Exchange Commission including the risks under the headings: “We have a history of net losses. We expect to continue to incur substantial and increasing net losses for the foreseeable future, and we may never achieve or maintain profitability.”, “We will need substantial additional capital in the future. If additional capital is not available, we will have to delay, reduce or cease operations.” and “Regulatory authorities may not approve our product candidates even if they meet safety and efficacy endpoints in clinical trials.” Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

CONTACTS:	Thomas B. King	August J. Moretti
	President and CEO	Senior Vice President and CFO
	650.944.7634	650.944.7788
	tking@alexza.com	amoretti@alexza.com

ALEXZA PHARMACEUTICALS, INC.
(a development stage company)
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended
	March 31,
	2010	2009
Revenue	$—	$9,514

Operating expenses:
Research and development	7,564	10,965
General and administrative	5,052	3,864
Restructuring charges	—	1,528

Total operating expenses	12,616	16,357

Loss from operations	(12,616)	(6,843)

Loss on change in fair value of contingent consideration liability	(722)	—
Interest and other income (expense), net	(19)	97
Interest expense	(55)	(158)

Net loss	(13,412)	(6,904)

Net loss attributed to noncontrolling interest in Symphony Allegro, Inc.	—	5,190

Net loss attributable to Alexza common stockholders	$(13,412)	$(1,714)

Net loss per share attributable to Alexza common stockholders	$(0.26)	$(0.05)

Shares used to compute basic and diluted net loss per share attributable to Alexza common stockholders	52,524	32,967

ALEXZA PHARMACEUTICALS, INC.
(a development stage company)
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands)

	March 31,	December 31,
	2010	2009(1)
Assets
Cash, cash equivalents and marketable securities	$40,984	$19,916
Other current assets	672	2,210

Total current assets	41,656	22,126

Property and equipment, net	24,962	23,598
Other non-current assets	446	450

Total assets	$67,064	$46,174

Liabilities and stockholders’ deficit
Current liabilities	$17,454	$25,956
Non-current liabilities	68,446	27,344
Stockholders’ deficit	(18,836)	(7,126)

Total liabilities and stockholders’ deficit	$67,064	$46,174

(1)	Derived from audited consolidated financial statements at that date.